CERT #	CLASS	NUMBER OF SHARES	PAR VALUE	DATE OF ISSUE
	Common		N/A	

THIS CERTIFIES THAT SPECIMEN CERTIFICATE ONLY

of ______________________________ is the registered holder

of ______________ Common ______________ Shares

in the authorized capital of

American Goldrush Corporation

INCORPORATED UNDER THE CANADA BUSINESS CORPORATIONS ACT

transferable only in the register of shareholders, and in accordance with the articles and by-laws of the corporation, by completion of the form of transfer endorsed hereon and surrender of this certificate.

IN WITNESS WHEREOF the corporation has caused this certificate to be signed by its duly authorized officer(s) this .

THERE ARE SPECIAL RIGHTS OR RESTRICTIONS ATTACHED TO THESE SHARES, AND A COPY OF THE FULL TEXT OF THEM IS OBTAINABLE FROM THE RECORDS OFFICE OF THE CORPORATION ON DEMAND AND WITHOUT CHARGE.

Director TITLE